Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 2 to Registration Statement on Form S-1/A and related Prospectus, of our report dated March 20, 2023, with respect to the financial statements of Auddia Inc. as of December 31, 2022 and for the year then ended, which report is included in the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

October 23, 2024